Exhibit 10.10

September 25, 2015

Sean Chen

6766 Bret Harte Drive

San Jose, CA 95120

Re:   Offer of Employment with Ambiq Micro, Inc.

Dear Sean:

Ambiq Micro, Inc. (“Company”) is very pleased to offer you employment as Group VP, Greater China and Global Operations, beginning on November 2, 2015 (the “Start Date”). This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

1. Duties. As Group VP, Greater China and Global Operations you will be responsible for managing the Company’s business in Greater China and for operations worldwide. You will report directly to the Company’s Chief Executive Officer, who will be primarily responsible for evaluating your performance. You will work primarily from the Company’s office in San Jose, California. Of course, the Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2. Compensation. You will be compensated at a rate of $225,000 per year, less all applicable deductions and withholdings. You will be paid semi-monthly in accordance with Company practice and policy. As a full-time exempt employee, you will be expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments; and you will not be eligible for overtime compensation. You will be eligible for fringe benefits on the same terms such benefits are provided to other Company employees. Benefits information is available upon request. Of course, the Company may modify your compensation and benefits from time to time in its sole discretion.

3. Signing and Retention Bonus. Subject to you starting work on or before the Start Date, the Company will pay you a cash signing bonus of $15,000, subject to applicable tax withholdings (the “Signing Bonus”). The Signing Bonus will be paid not later than the first full payroll cycle after your Start Date, but in all cases not later than March 15 of the year following your Start Date. In addition, if you remain in the continued service of the Company from your Start Date through the one year anniversary of your Start Date, the Company will pay you a cash retention bonus of $15,000, subject to applicable tax withholdings (the “Retention Bonus” and collectively with the Signing Bonus, the “Bonus”). The Retention Bonus will be paid in the first full payroll cycle after the one year anniversary of your Start Date, but in all cases not later than March 15 of the year following the one year anniversary of your Start Date. If you are terminated for Cause (as defined below) or you resign without Good Reason within the first 24 months after your Start Date, you will be required to repay a pro-rata amount of the after tax value of the Bonus you received, based on the number of days you were not actually employed during such period. The following definitions shall apply for purposes of this letter:

a.

“Cause” shall mean any of the following: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) your material breach of any written agreement between you and the Company (including but not limited to this letter or your Confidential Information and Inventions Assignment Agreement); (iii) your willful misconduct, gross negligence, recklessness, dishonesty or fraud to the detriment of the Company or its affiliates or larceny, embezzlement or other misappropriation of the funds or property of the Company or its affiliates; (iv) your conviction of (including a guilty plea or a no contest plea), or indictment with respect to, a felony under the laws of the United States or any State thereof or any comparable provision of the laws any other jurisdiction, or a crime involving fraud, misrepresentation, dishonesty, theft or moral turpitude (whether or not connected with your employment); (v) your failure to devote substantially all of your business and professional time and energy to the business of the Company and its subsidiaries; (vi) your illegal use of any controlled substance, habitual use of drugs or alcohol during normal business hours, or use of drugs or alcohol during normal business hours which impairs or impaired your ability to provide the services to the Company or its affiliates that you have been engaged to provide; (vii) your habitual or consistent failure to comply with any express direction of, or any rule or regulation reasonably established by, the Board; (viii) your actual or threatened violence against another employee or any consultant, client or customer of the Company or sexual or other prohibited harassment or unlawful discrimination; provided, however, that the action or conduct described in clauses (ii), (v), (vii) and (viii) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same; provided further, that the Company is not obligated to provide you with written notice and opportunity to cure unless your action or conduct is reasonably susceptible to being cured.

b.

“Good Reason” for your termination of employment shall mean any of the following actions taken without your written consent: (i) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation; provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

4. Stock Options. Subject to the approval of the Board of Directors (the “Board”), you will be granted an option to purchase up to 1,170,000 shares of the Company’s Common Stock at an exercise price per share equal to the then fair market value of the Company’s Common Stock as determined by the Board on the date the Board approves and grants such option (the “Option”). All terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard form of stock option agreement and the Company’s 2010 Equity Incentive Plan, as amended from time to time (the “Plan”). The Option will include a four year vesting schedule contingent upon your Continuous Service

(as defined in the Plan) with the Company, under which 1/4th of your Option shares will vest on the first annual anniversary of your Start Date, and 1/48th of your Option shares will vest monthly thereafter. The option agreement will provide that if you have not been offered a position with the Company as its Chief Operating Officer by the second anniversary of the Start Date, and you resign for COO Reason (as defined below), then, as of the effective time of such resignation, the vesting and exercisability of your Option shall be accelerated to the extent of 25% of your Option; provided that, as a condition precedent of any accelerated vesting, you sign, date and return to the Company a general release of all known and unknown claims in the form satisfactory to the Company (or its successor, if applicable), and you permit the applicable revocation period (if any) to expire unexercised by you. To resign for “COO Reason” you must (1) provide written notice to the Board after the second anniversary of the Start Date setting forth your desire to become the Company’s Chief Operating Officer, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period. The Option agreement will also provide for the following acceleration in connection with a Change in Control (as defined in the Plan): (1) if a Change in Control occurs and your Continuous Service (as defined in the Plan) with the Company has not terminated as of, or immediately prior to, the effective time of such Change in Control, then, as of the effective time of such Change in Control, the vesting and exercisability of your Option shall be accelerated to the extent of 25% of the then unvested portion of your option, and (2) if within thirteen (13) months after the effective time of such Change in Control your Continuous Service with the Company terminates due to an involuntary termination (not including death or disability) without Cause (as defined in the Company’s standard form of stock option agreement) or due to a voluntary termination with Good Reason (as defined in the Company’s standard form of stock option agreement) then, as of the date of termination of Continuous Service, the vesting and exercisability of your Option shall be accelerated to the extent of 25% of the then unvested portion of your option; provided that, as a condition precedent of any accelerated vesting, you sign, date and return to the Company a general release of all known and unknown claims in the form satisfactory to the Company (or its successor, if applicable), and you permit the applicable revocation period (if any) to expire unexercised by you.

The Option agreement will also provide for early exercise of your Option. Any such early exercise shall be subject to the terms and conditions of the Company’s standard form of Early Exercise Stock Purchase Agreement, which shall provide, among other things, that in the event your Continuous Service terminates, the Company shall have an irrevocable option to repurchase from you, any shares that you received pursuant to the early exercise of your Option that were unvested as of such termination date at a price per share equal to the lower of (i) the exercise price for such shares, or (ii) the fair market value of such shares (as determined under the Plan) on the date of repurchase. Any shares acquired pursuant to early exercise will be subject to an escrow agreement.

5. Performance Equity. If the Company exceeds its 2016 China revenue goal you will be eligible, subject to the approval of the Board, to receive an additional option grant to purchase up 97,500 shares of the Company’s Common Stock (the “2016 Performance Grant”). In addition, if the Company exceeds its 2017 China revenue goal you will be eligible, subject to the approval of the Board, to receive an additional option grant to purchase up 97,500 shares of the Company’s Common Stock (the “2017 Performance Grant” and collectively with the 2016 Performance Grant, the “Performance Grants”). The 2016 China revenue goal and the 2017 China revenue goal will be developed by the Company in its sole discretion. Whether or not you earn any Performance Grant will be dependent upon the actual achievement by the Company of the applicable revenue goal, as determined by the Company. No amount of the Performance Grants is guaranteed, and you must be an employee in good standing on the date the Board actually grants the Performance Grants to be eligible to receive the Performance Grants; no partial or prorated Performance Grant will be provided. The per share exercise price of each Performance Grant, if granted, will equal the fair market value of the Company’s Common Stock as determined by the Board on the date that the Board approves and grants such Performance Grant. All terms, conditions, and limitations of the Performance Grants, if granted, will be set forth in a stock option grant notice, the Company’s standard form of stock option agreement and the Plan. Each Performance Grant, if granted, will include a four year vesting schedule contingent upon your Continuous Service (as defined in the Plan) with the Company, under which 1/4th of your Performance Grant shares will vest on the first anniversary of the grant date, and 1/48th of your Performance Grant shares will vest monthly thereafter.

6. Advanced Management Program. If you elect to attend an Advanced Management Program with a leading business school the Company will reimburse you for the reasonable out-of-pocket expenses incurred by you in connection with attending such program. In addition, the Company will provide you with time off during the first 24 months of your employment to attend such program. Your right to reimbursement under this Section 6 is subject to your continued employment with the Company and timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time. The Company will withhold from any such reimbursements the applicable income and employment tax withholdings, as you will be responsible for paying any taxes on these expense reimbursements to the extent that they are taxable income under applicable tax law. Any reimbursements will be paid to you within 60 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 60 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

7. PTO. You will be entitled to 10 days of Paid Time Off (PTO) per year, which will accrue in weekly increments upon commencement of employment. This allowance is subject to the Company’s policies with respect to accrual of, including limitations on the maximum permitted accrual of, paid time off and is subject to change in accordance with changes in Company policy. Vacations must be scheduled in consultation with your supervisor in order to minimize the disruption to the Company’s business.

8. Confidentiality Agreement. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your Start Date, you must therefore execute the Company’s Confidential Information and Inventions Assignment Agreement, which you will find as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

9. At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company.

10. Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

11. 409A Savings Language. It is intended that all of the payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

12. Miscellaneous. This letter states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidential Information and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. This letter is governed by the laws of the state of California, without reference to conflicts of law principles.

We look forward to having you join us at Ambiq Micro, Inc. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Confidential Information and Inventions Assignment Agreement and return them to me by [_______________], 2015. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely, /s/ Michael Noonen

Mike Noonen
President and CEO

I have read this offer and I understand and I accept its terms.

/s/ Sean Chen
Employee

Date: 9/26/2015

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